As filed with the Securities and Exchange Commission on September 25, 2023

Registration No. 333-273242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Opera Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Vitaminveien 4,  0485 Oslo, Norway

+47 2369-2400

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 100168

USA

+1 800 221-0102

(Name, address, and telephone number of agent for service)

Copies to:

Liang Tao, Esq.

Milbank LLP

c/o 30/F, Alexandra House

18 Chater Road, Central, Hong Kong

+852 2971-4868

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to the Registration Statement on Form F-3 is to:

1.	update for recent developments, namely our management’s discussion & analysis of financial condition and results of operation for the six months ended June 30, 2023;

2.	include our unaudited condensed interim consolidated financial statements as of and for the six months ended June 30, 2023; and

3.	refile Exhibit 23.1.

PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 25, 2023

Prospectus

Opera Limited

Up to US$300,000,000 of

Ordinary Shares
Preferred Shares
Debt Securities
Warrants

and

Up to 141,773,298 Ordinary Shares or Equivalent ADSs Offered by the Selling Securityholders

We may offer and sell from time to time ordinary shares, including ordinary shares represented by American depositary shares or ADSs (each representing two ordinary shares, par value US$0.0001 per share as of the date of this prospectus), preferred shares, debt securities and warrants of Opera Limited in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The securities offered by us in this prospectus will have an aggregate offering price of up to US$300,000,000. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares or other securities.

In addition, selling securityholders named in this prospectus may from time to time, offer and sell up to 141,773,298 of our ordinary shares or equivalent ADSs in one or more offerings. We will not receive any proceeds from the sale of our securities by the selling securityholders, but we may pay certain registration and offering fees and expenses associated with the registration and sale of those securities. See “Selling Securityholders.”

This prospectus provides a general description of the securities we or the selling securityholders may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

We or the selling securityholders may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “OPRA.” On September 22, 2023, the closing price for our ADSs on Nasdaq was $12.95 per ADS.

As of September 22, 2023, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the closing price for our ADSs on Nasdaq on September 22, 2023 at $6.475 per share, was approximately $233.1 million, based on 177,780,616 outstanding ordinary shares as of such date, of which 36,007,318 ordinary shares were held by non-affiliates. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities registered on this registration statement of which any prospectus supplement forms a part in a public primary offering with a value exceeding one-third of our outstanding voting and non-voting common equity held by non-affiliates (the “public float”) in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules. Kunlun Tech Co., Ltd., our principal shareholder, holds more than 50% of the shareholder voting power of our outstanding share capital, and can exert substantial influence over matters such as electing directors and approving material mergers, acquisitions, strategic collaborations or other business combination transactions. For so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq rules, and the requirement that our compensation and corporate governance and nominating committees consist entirely of independent directors.

We are a “foreign private issuer” and we are currently an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Subject to any other conditions as prescribed in the Jumpstart Our Business Startups Act of 2012 or the JOBS Act, we will no longer be an “emerging growth company” as defined in the JOBS Act effect from the last day of the fiscal year ending December 31, 2023.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2023

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refer to American depositary shares, each of which represents two ordinary shares;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell our shares, debt securities and warrants or any combination of any of the foregoing having an aggregate initial offering price of up to US$300,000,000 from time to time in one or more offerings and the selling securityholders referred to in this prospectus and identified in supplements to this prospectus may sell up to an aggregate amount of 141,773,298 ordinary shares or equivalent ADSs in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the SEC. This prospectus and any prospectus supplement omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our website address is www.opera.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 20, 2023, or the 2022 Annual Report; and

•

with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2022 Annual Report contains a description of our business and audited consolidated financial statements with a report by an independent registered public accounting firm. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Opera Norway

Attn: Matthew Wolfson

Vitaminveien 4, 0485 Oslo, Norway

investor-relations@opera.com

+47 2369-2400

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus and any prospectus supplement (including statements incorporated by reference herein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our expected development and launch, and market acceptance, of our products and services;

•	our future business development, financial condition and results of operations;

•	the expected growth in, and market size of, the global internet industry;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand, platforms and services;

•	our expectations regarding growth in our user base and level of engagement;

•	our ability to attract, retain and monetize users;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	growth of and trends of competition in our industry;

•	government policies and regulations relating to our industry and the geographic markets in which we have business operations; and

•	general economic and business conditions in the markets we have businesses.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption, digital advertising and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

OUR COMPANY

Overview

Opera is a leading global internet brand with a large, engaged and growing base reaching over 324 million average monthly active users in 2022. Building on over 27 years of innovation, starting with our browser products, we are increasingly leveraging our brand as well as our massive and engaged user base in order to expand our offerings and our business. Today, we offer users around the globe a range of products and services that include a variety of PC and mobile browsers, our Opera gaming portals and development tools, our Opera news content recommendation products, our audience extension product (namely the Opera Ads platform) and a number of Web3 and e-commerce products and services.

Our principal executive offices are located at Vitaminveien 4, 0485 Oslo, Norway. Our telephone number at this address is +47 2369-2400.

RECENT DEVELOPMENTS

Management’s Discussion & Analysis of Financial Condition and Results of Operation

Results of Operations

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. The summary consolidated results of operations for the six months ended June 30, 2022 and 2023 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. This information should be read together with the financial statements and related notes. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

Subsequent to the announcement of our second quarter and first half results on August 24, 2023, we have obtained new information on the likelihood of future tax payment deductions relating to share-based remuneration expenses both in the current and previous periods. This resulted in the recognition of a deferred tax asset of $5.4 million as of June 30, 2023, in the condensed interim financial consolidated statements included elsewhere in this prospectus. Because the amount of future tax deductions exceeds the amount of related cumulative share-based remuneration expenses, $2.2 million of the deferred tax associated with the excess was recognized against equity. The remaining tax benefit of $3.2 million was recognized as a reduction of the income tax expense.

	Six months ended June 30,
(in thousands)	2022	2023
Revenue	$149,417	$181,185
Other operating income	242	180
Operating expenses:
Technology and platform fees	(2,284)	(1,956)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Personnel expenses, including share-based remuneration	(35,499)	(41,423)
Marketing and distribution expenses	(59,424)	(51,393)
Credit loss expense	(111)	(2,446)
Depreciation and amortization	(7,011)	(6,735)
Other operating expenses	(13,933)	(13,422)
Total operating expenses	(135,869)	(154,880)
Operating profit	13,790	26,485
Share of net loss of equity-accounted investees	(6)	-
Net finance income (expense):
Finance income	2,437	6,723
Finance expense	(26,496)	(453)
Net foreign exchange gain (loss)	(648)	676
Net finance income (loss)	(24,707)	6,946
Net income (loss) before income taxes	(10,922)	33,431
Income tax (expense) benefit	(4,350)	(1,239)
Net income (loss)	$(15,271)	$32,192

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Revenue increased to $181.2 million in the six months ended June 30, 2023, from $149.4 million in the same period in 2022, representing an increase of 21%.

•

Advertising revenue was $102.3 million in the first half of 2023, marking a 26% increase from the $81.5 million reported for the same period in 2022. Our advertising revenue growth has been fueled by the Opera Ads audience extension platform, as well as ongoing monetization growth for mobile and GX browsers.

•

Search revenue reached $76.6 million in the first half of 2023, marking a 17% increase from the $65.8 million recorded during the same period in 2022. Our search revenue growth follows our focus on cultivating user engagement with the highest monetization potential in developed markets.

•	Technology licensing and other revenue was $2.2 million, relatively flat compared to $2.1 million during the first half of 2022.

Operating expenses were $154.9 million in the six months ended June 30, 2023, up 14% from $135.9 million in the same period in 2022.

•	Technology and platform fees were $2.0 million in the first half of 2023, compared to $2.3 million in the first half of 2022, representing a decrease of 14%.

•	Content cost was $2.0 million in the first half of 2023, compared to $2.1 million in the first half of 2022, representing a decrease of 6%.

•

Cost of inventory sold was $35.5 million in the first half of 2023, compared to $15.5 million in the first half of 2022, representing an increase of 129%. The increase follows our successful scaling of the Opera Ads audience extension platform, as well as certain collaborations where we advertise on third party properties relating to our mobile browsers in emerging markets.

•

Personnel expenses, including share-based remuneration, were $41.4 million in the first half of 2023, compared to $35.5 million in the first half of 2022, representing an increase of 17%. This expense consisted of a cash-based compensation expense of $32.3 million, which, with an expense of $32.1 million in the first half of 2022, was flat year-over-year, and a share-based remuneration expense of $9.2 million, which was up from $3.4 million in the first half of 2022. Share-based remuneration expense includes Kunlun equity awards made by Kunlun to Opera employees, which represents an expense of $2.7 million in the first half of 2023 compared to zero in the same period in 2022. Opera does not have any obligation to settle the awards granted by Kunlun and such grants do not lead to dilution for Opera’s shareholders. The remaining increase of share-based remuneration expense was driven by new Opera grants issued during the first half of 2023, with vesting over 2023-2026.

•

Marketing and distribution expenses were $51.4 million in the first half of 2023, compared to $59.4 million in the first half of 2022, representing a decrease of 14%, primarily due to reduced marketing spend in lower monetizing markets and our plans to shift more marketing activities into the second half of 2023 following our mid-year product launches and updates.

•

Credit loss expense was $2.4 million in the first half of 2023, compared to $0.1 million in the first half of 2022, representing an increase of 2,104%, primarily due to one specific provision related to an ongoing payment dispute with a local advertiser in an emerging market.

•

Depreciation and amortization expenses were $6.7 million in the first half of 2023, compared to $7.0 million in the first half of 2022, representing a decrease of 4%. This decline can be attributed primarily to the scheduled retirement of hosting servers at the conclusion of their operational life cycle.

•

Other operating expenses were $13.4 million in the first half of 2023, compared to $13.9 million in the first half of 2022, representing a slight decrease of 4% as a result of reduced expenses within audit, legal and other advisory services as well as rent and other office expenses.

Operating profit for the six months ending June 30, 2023 stood at $26.5 million, reflecting an operating margin of 15%, as compared to $13.8 million with a 9% margin during the first half of 2022.

Net finance income was $6.9 million in the six months ended June 30, 2023, compared to net finance expense of $24.7 million in the first half of 2022. The volatility within finance items mainly arose from our former investment program in marketable securities, which was terminated in February 2023.

Income tax expense was $1.2 million in the six months ended June 30, 2023, compared to $4.4 million in the first half of 2022. The effective tax rate for the six months ended June 30, 2023 was 4%, compared to negative 40% for the six months ended June 30, 2022. The tax rate for the six months ended June 30, 2023 reflected the benefit from the recognition of deferred tax assets relating to share based remuneration expenses both in the current and previous periods where we have obtained new information on the likelihood of future tax payment deductions. The negative tax rate in the comparative period of 2022 was predominantly caused by the net loss from our former investment program, which was non-deductible for tax purposes.

Net income was $32.2 million in the six months ended June 30, 2023, compared to a net loss of $15.3 million in the first half of 2022.

Contribution by Segment

Our operating segments are based on our main categories of products and services, namely Browser and News and Other. The following tables presents contribution from these segments, which represents revenue from the segment, less the sum of (i) technology and platform fees, (ii) content cost, (iii) cost of inventory sold, (iv) marketing and distribution expenses, and (v) credit loss expense attributed to that segment.

Browser and News

	Six months ended June 30,
(in thousands)	2022	2023
Revenue from contracts with customers:
Advertising	$81,521	$102,303
Search	65,760	76,644
Technology licensing and other revenue	646	1,891
Total revenue	147,927	180,838
Direct expenses:
Technology and platform fees	(2,284)	(1,953)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Marketing and distribution expenses	(59,238)	(51,387)
Credit loss expense	(114)	(2,441)
Total direct expenses	(79,242)	(93,288)
Contribution by segment	$68,685	$87,550

Browser and News contributed $87.6 million in the six months ended June 30, 2023, corresponding to 48% of segment revenue, compared to $68.7 million or 46% of segment revenue in the same period in 2022. The segment revenue increase of $32.9 million was partially offset by an increase in segment expenses of $14.0 million.

Other

	Six months ended June 30,
(in thousands)	2022	2023
Revenue from contracts with customers:
Advertising	$14	$45
Technology licensing and other revenue	1,476	303
Total revenue	1,490	347
Direct expenses:
Technology and platform fees	-	(2)
Marketing and distribution expenses	(187)	(5)
Credit loss expense	3	(5)
Total direct expenses	(184)	(13)
Contribution by segment	$1,306	$335

The Other segment, which mainly includes licensing of our proprietary technology and professional services, contributed $0.3 million in the six months ended June 30, 2023, or 97% of segment revenue, compared to $1.3 million or 88% of segment revenue in the same period in 2022.

Cash Flows and Working Capital

The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30,
(in thousands)	2022	2023
Cash flows from operating activities:
Profit (loss) before income taxes	$(10,922)	$33,431
Adjustments to reconcile profit (loss) before income taxes to net cash flow:
Share-based payment expense	3,487	7,174
Depreciation and amortization	7,011	6,735
Share of net loss of equity-accounted investees	6	-
Net finance expense (income)	23,498	(6,946)
Other adjustments	(747)	209
Changes in working capital:
Change in trade and other receivables	(5,316)	2,385
Change in prepayments	550	(414)
Change in inventories	(699)	(349)
Change in trade and other payables	374	305
Change in deferred revenue	776	3,850
Change in other liabilities	(3,160)	(1,584)
Income taxes paid	230	(3,552)
Net cash flow from operating activities	15,088	41,244
Cash flows from investing activities:
Purchase of equipment	(2,593)	(537)
Development expenditure	(2,923)	(2,114)
Proceeds from sale of shares in associate	32,879	-
Net sale of listed equity instruments	7,044	23,414
Interest income received	33	1,433
Net cash flow from investing activities	34,441	22,194
Cash flows from financing activities:
Proceeds from exercise of share options	-	394
Acquisition of treasury shares	(9,868)	(2,464)
Dividends paid	-	(12,273)
Interests on loans and borrowings	(103)	(151)
Repayment of loans and borrowings	(184)	(158)
Payment of lease liabilities	(2,036)	(2,059)
Net cash flow used in financing activities	(12,192)	(16,711)
Net change in cash and cash equivalents	37,338	46,728
Cash and cash equivalents at beginning of period	102,876	52,414
Effect of exchange rate changes on cash and cash equivalents	(815)	(987)
Cash and cash equivalents at end of period	$139,400	$98,155

Operating Activities

Net cash provided by operating activities was $41.2 million in the first half of 2023, compared to $15.1 million in the first half of 2022. Operating profit of $26.5 million in the first half of 2023, adjusted for non-cash items such as depreciation, amortization and share-based payment of $14.1 million, contributed a total of $40.6 million, while changes in items of working capital such as trade receivables and payables contributed $4.2 million. Income taxes paid in the first half of 2023 amounted to $3.6 million.

Investing Activities

Net cash flow provided by investing activities was $22.2 million in the first half of 2023, compared to $34.4 million in the first half of 2022. Proceeds from the sale of marketable securities of $23.4 million was the primary source of cash from investing activities. Purchases of equipment and development expenditure amounted to $2.7 million, while interest income received on deposits with banks was $1.4 million.

Financing Activities

Net cash flow used in financing activities was $16.7 million in the first half of 2023, compared to $12.2 million in the first half of 2022, which was attributable to $12.3 million in cash dividends paid, $2.5 million used to repurchase ADSs and $2.4 million in payment of lease liabilities, loans and borrowings and interest on such liabilities.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. See the sections of this prospectus entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may from time to time, offer and sell any combination of the securities described in this prospectus (as may be detailed in a prospectus supplement) up to a total amount of US$300,000,000 in one or more offerings. The selling securityholders may sell from time to time pursuant to this prospectus up to 141,773,298 ordinary shares or equivalent ADSs. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. See “Plan of Distribution.” We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required and as applicable, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of any securities by the selling securityholders. The selling securityholders will receive all of the net proceeds from the sale of any securities offered by them under this prospectus. The selling securityholders will bear any underwriting discounts and commission and expenses incurred by them for brokerage, accounting, tax, legal services or any other expenses incurred by the selling securityholders in disposing of these securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Norway

Wikborg Rein Advokatfirma AS, our counsel as to Norwegian law, has advised us that there is uncertainty as to whether courts in Norway will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors and officers under the securities laws of those jurisdictions or entertain actions in Norway against our directors and officers under the securities laws of other jurisdictions. The United States and Norway do not currently have a treaty providing for reciprocal recognition and enforcement of judgements (other than arbitral awards) in civil and commercial matters.

A final, non-appealable, conclusive and enforceable judgment issued by (i) a court of a member state of the Lugano Convention of 30 October 2007 or (ii) a court the respective parties in a particular civil matter have submitted in writing to the exclusive jurisdiction of, would be recognized and enforceable in the courts of Norway according to applicable procedures; subject to (a) the enforcement not being in conflict with decency, Norwegian mandatory law or public policy (“ordre public,”) (b) the judgment not concerning the constitution, dissolution of companies or other persons, or the validity of the resolutions of their decision-making bodies, or (c) any Norwegian debt settlement negotiations, bankruptcy, insolvency, liquidation, enforcement or similar proceedings.

In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Norway.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

DESCRIPTION OF THE SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities; and

•	warrants to purchase ordinary shares, preferred shares or ADSs.

In addition, selling securityholders named in this prospectus may from time to time, offer and sell up to 141,773,298 of our ordinary shares or equivalent ADSs in one or more offerings.

The following is a description of the terms and provisions of our shares, preferred shares, debt securities and warrants to purchase shares, preferred shares or debt securities. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our second amended and restated memorandum and articles of association, or the Second M&A and the Companies Act (As Revised) of the Cayman Islands, or Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 177,780,616 ordinary shares issued and outstanding.

The following are summaries of material provisions of our Second M&A and the Companies Act as they relate to the material terms of our ordinary shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company is not required to open its register of members for inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our Second M&A prohibit us from issuing bearer or negotiable shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Second M&A and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business and we have funds lawfully available for such purpose.

On June 13, 2023, our Board of Directors has adopted a recurring semi-annual cash dividend program with the first semi-annual dividend under the program being US$0.40 per ADS for holders of Opera’s ordinary shares as well as ADSs, each representing two ordinary shares. We intend to pay regular semi-annual dividends, with each payment subject to the approval of our Board of Directors. The form, frequency and amount of future dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

•

the names and addresses of our members, together with a statement of the shares held by each member (including the amount paid, or agreed to be considered as paid, on the shares of each member, confirmation of the number and category of shares held by each member, and confirmation of whether each relevant category of shares held by each member carries voting rights under our articles of association, and if so, whether such voting rights are conditional);

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to Bank of New York Mellon, as the depositary (or its custodian or nominee). Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all paid up voting share capital of our company. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Second M&A. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Second M&A provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting within one year of the end of each fiscal year following listing, as required by the Listing Rules of the NASDAQ Stock Market.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put a proposal before a general meeting. However, our Second M&A allow two or more shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than ten percent (10%) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Our Second M&A, however, do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for a meeting of shareholders consists of one or more shareholders holding, in aggregate, not less than one-third of the votes attaching to all paid up share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

Transfer of Ordinary Shares

Subject to the restrictions in our Second M&A as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they are obligated to, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.

Issuance of Additional Shares

Our Second M&A authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our Second M&A also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without further action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company incorporated under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our Second M&A contain a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our Second M&A. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of or the rights attaching to that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Changes in Capital

Our shareholders may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

•

consolidate and divide all or any of our share capital into shares of a larger amount than our existing convert all or any of its paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Second M&A; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, or a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff in any action or proceedings to be brought in respect of a wrong committed against us, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation.

A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third-party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under our Second M&A, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Subject to Listing Rules of the NASDAQ Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding his interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Second M&A provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Second M&A do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Second M&A, directors can be removed by an ordinary resolution. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our Second M&A.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Second M&A and as permitted by the Companies Act, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As required by the Companies Act, our Second M&A may only be amended by a special resolution of our shareholders.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of the memorandum and articles of association, the register of mortgages and charges, and any special resolutions passed by the shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions

Some provisions of our Second M&A may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Second M&A for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by foreign law or by our Second M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our Second M&A that require our company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF ORDINARY SHARES

We may issue our ordinary shares either alone or underlying other securities convertible into or exercisable or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information About Us” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. Dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation” in our most recently filed annual report on Form 20-F for additional information. The depositary will distribute only whole U.S. Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.   The depositary may distribute additional ADSs  representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. See “Description of Share Capital” for more information on the voting rights of our ordinary shares underlying the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Our ADS holders are required to pay the following service fees to the depositary bank, the Bank of New York Mellon, and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of ADSs):

Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. Dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with the Securities Act of 1933 or the rules and regulations promulgated thereunder.

DESCRIPTION OF OUR PREFERRED SHARES

Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series out of our authorized share capital. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Opera Limited. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this document, there are no outstanding shares of preferred stock of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●

the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●

any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●

any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●

if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●

the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●

any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

SELLING SECURITYHOLDERS

The securities beneficially owned by the selling securityholders named below covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares including the ADSs representing these ordinary shares. The selling securityholders, however, make no representations that the ordinary shares or ADSs will be offered for sale. The table below presents information regarding the selling securityholders and the ordinary shares or ADSs that each may offer and sell from time to time under this prospectus.

The following table sets forth:

● the name of each selling securityholder as of the date of this prospectus;

● the number of securities beneficially owned by each selling securityholder prior to the sale of the securities covered by this prospectus;

● the number of securities that may be offered by each selling securityholder pursuant to this prospectus;

● the number of securities to be beneficially owned by each selling securityholder following the sale of any securities covered by this prospectus; and

● the percentage of securities to be owned by each selling securityholder before and after the sale of the securities covered by this prospectus.

All information with respect to ownership of the selling securityholders’ shares has been furnished by or on behalf of the selling securityholders and, unless otherwise indicated, is as of July 14, 2023. Based on information supplied by the selling securityholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the securities reported as beneficially owned by them.

Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the securities covered by this prospectus, we cannot determine the number of such securities that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of securities that will be held by the selling securityholders upon termination of any particular offering or sale, if any. The selling securityholders make no representations, however, that they will sell, transfer or otherwise dispose any securities in any particular offering or sale. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or ADSs they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Solely for purposes of the requirements applicable to the registration statement of which this prospectus forms a part, the following table assumes that the selling securityholders will sell all of the securities owned beneficially by them that are covered by this prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Securities Beneficially Owned prior to this Offering		Securities Being Registered		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares Beneficially Owned	Percentage(1)	Ordinary Shares Beneficially Owned	Percentage(1)	Ordinary Shares Beneficially Owned	Percentage
Kunlun Tech Limited (2)	128,020,286	72.0%	128,020,286	72.0%	—	—
Keeneyes Future Holding Inc. (3)	13,753,012	7.7%	13,753,012	7.7%	—	—

(1)	Based on 177,780,616 ordinary shares of the Company issued and outstanding as of September 22, 2023.

(2)

Represents 125,666,666 ordinary shares and 1,176,810 ADSs held by Kunlun Tech Limited, a limited liability company incorporated in Hong Kong. The equity interest of Kunlun Tech Limited is 68.03% owned by Kunlun Group Limited, a company incorporated in Hong Kong and wholly owned by Kunlun Tech Co., Ltd., and 31.97% owned directly by Kunlun Tech Co., Ltd., a company incorporated in the People’s Republic of China, in which Mr. Zhou is the controlling shareholder. As of the date of this prospectus, Mr. Zhou directly holds 11.9% of the equity interest and indirectly holds 15.6% of the equity interest of Kunlun Tech Co., Ltd. through Xinyu Yingrui Century Software R&D Center L.P., a limited partnership established in the People’s Republic of China, or Xinyu Yingrui, which is co-owned by Mr. Zhou and his ex-wife. Mr. Zhou, holds 54.8% of the equity interest of Xinyu Yingrui and, as the general partner, has sole decision making authority in terms of how the partnership exercises its ownership rights in Kunlun Tech Co., Ltd.

(3)

Represents 6,876,506 ADSs held by Keeneyes Future Holding Inc., an exempted company established in the Cayman Islands. Keeneyes Future Holding Inc.is wholly owned by Perfect Fortune Consultancy Limited, a company limited by shares incorporated in the British Virgin Islands. Perfect Fortune Consultancy Limited is controlled by The Prosperity Trust, with Trident Trust Company (HK) Limited as the trustee and Mr. Zhou as the settlor and beneficiary.

PLAN OF DISTRIBUTION

We and the selling securityholders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to or through dealers or underwriters;

●	directly to purchasers;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or the selling securityholders or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or the selling securityholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We and the selling securityholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We and the selling securityholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we and the selling securityholders may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or the selling securityholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise or the securities are offered by the selling securityholder, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling securityholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the selling securityholder, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or the selling securityholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us, the selling securityholders or others (or, in the case of derivatives, securities received from us or the selling securityholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling securityholders may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series or the securities offered by the selling securities, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Milbank LLP, our special United States counsel. The validity of the shares and preferred shares, to the extent governed by Cayman Islands law, will be passed upon for us by Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma, our counsel as to Norway law.

EXPERTS

The consolidated financial statements of Opera Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Opera Limited

Consolidated Statement of Operations

(In thousands, except number of shares which are reflected in millions and per share amounts, unaudited)

		Six months ended June 30,
	Notes	2022	2023
Revenue	2	$149,417	$181,185
Other operating income		242	180
Operating expenses:
Technology and platform fees	2	(2,284)	(1,956)
Content cost	2	(2,103)	(1,983)
Cost of inventory sold	2	(15,504)	(35,523)
Personnel expenses, including share-based remuneration	3	(35,499)	(41,423)
Marketing and distribution expenses	2	(59,424)	(51,393)
Credit loss expense	2	(111)	(2,446)
Depreciation and amortization		(7,011)	(6,735)
Other operating expenses	4	(13,933)	(13,422)
Total operating expenses		(135,869)	(154,880)
Operating profit		13,790	26,485
Share of net loss of equity-accounted investees		(6)	-
Net finance income (expense):
Finance income	6	2,437	6,723
Finance expense	6	(26,496)	(453)
Foreign exchange gain (loss)		(648)	676
Net finance income (expense)		(24,707)	6,946
Profit (loss) before income taxes		(10,922)	33,431
Income tax expense	5	(4,350)	(1,239)
Net income (loss) attributable to owners of the parent		$(15,271)	$32,192

Weighted-average number of shares outstanding:
Basic, ADS equivalent		115.28	89.84
Diluted, ADS equivalent		115.28	91.20
Basic, ordinary shares		230.56	179.68
Diluted, ordinary shares		230.56	182.41

Earnings per ADS and per ordinary share:
Basic earnings per ADS		$(0.13)	$0.36
Diluted earnings per ADS		$(0.13)	$0.35
Basic earnings per ordinary share		$(0.07)	$0.18
Diluted earnings per ordinary share		$(0.07)	$0.18

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Comprehensive Income

(In thousands, unaudited)

	Six months ended June 30,
	2022	2023
Net income (loss)	$(15,271)	$32,192
Other comprehensive income (loss):
Items that may be reclassified to the Statement of Operations in subsequent periods (net of tax):
Exchange differences on translation of foreign operations	(2,841)	(1,167)
Reclassification of share of other comprehensive loss of equity-accounted investees	708	-
Total other comprehensive loss	(2,133)	(1,167)
Total comprehensive income (loss) attributable to owners of the parent	$(17,403)	$31,025

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Financial Position

(In thousands, unaudited)

	Notes	As of December 31, 2022	As of June 30, 2023
Assets:
Property and equipment		$14,623	$13,852
Intangible assets		99,983	98,781
Goodwill		429,445	429,836
Non-current receivables from sale of investments	6	76,305	7,545
Non-current investments and financial assets		2,643	2,589
Deferred tax assets		1,473	2,783
Total non-current assets		624,473	555,387

Trade receivables		57,923	55,270
Current receivables from sale of investments	6	56,347	24,545
Other current receivables		17,247	4,869
Prepayments		3,932	8,245
Marketable securities	6	66,250	-
Cash and cash equivalents		52,414	98,155
Total cash, cash equivalents, and marketable securities		118,664	98,155
Assets held for sale	6	86,100	163,462
Total current assets		340,213	354,546
Total assets		$964,686	$909,933

Equity:
Share capital		$18	$18
Other paid in capital		824,832	824,832
Treasury shares	8	(206,514)	(208,584)
Retained earnings	8	273,262	210,134
Foreign currency translation reserve		(3,385)	(4,553)
Total equity attributable to owners of the parent		888,213	821,847

Liabilities:
Non-current lease liabilities and other loans		4,723	5,273
Deferred tax liabilities		7,352	243
Other non-current liabilities		68	59
Total non-current liabilities		12,143	5,575

Trade and other payables		46,937	47,242
Deferred revenue		995	4,845
Dividends payable	8	-	10,832
Current lease liabilities and other loans		3,112	2,787
Income tax payable		1,133	6,228
Other current liabilities		12,152	10,578
Total current liabilities		64,330	82,511
Total liabilities		76,472	88,086
Total equity and liabilities		$964,686	$909,933

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Changes in Equity

(In thousands, except number of shares, unaudited)

For the six months ended June 30, 2022:

		Number of shares outstanding		Equity attributable to owners of the parent
	Notes	Ordinary shares	ADS equivalent (1)	Share capital	Other paid in capital	Treasury shares	Retained earnings	Foreign currency translation reserve	Total equity
As of January 1, 2022		230,291,732	115,145,866	$24	$824,832	$(60,453)	$249,155	$(520)	$1,013,039
Net loss		-	-	-	-	-	(15,271)	-	(15,271)
Other comprehensive loss		-	-	-	-	-	-	(2,133)	(2,133)
Share-based remuneration		-	-	-	-	-	3,487	-	3,487
Issuance of shares upon exercise of RSUs and options		1,597,500	798,750	-	-	-	-	-	-
Acquisition of treasury shares		(3,649,220)	(1,824,610)	(6)	-	(9,862)	-	-	(9,868)
As of June 30, 2022		228,240,012	114,120,006	$18	$824,832	$(70,315)	$237,371	$(2,653)	$989,254

For the six months ended June 30, 2023:

		Number of shares outstanding		Equity attributable to owners of the parent
	Notes	Ordinary shares	ADS equivalent (1)	Share capital	Other paid in capital	Treasury shares	Retained earnings	Foreign currency translation reserve	Total equity
As of January 1, 2023		178,430,242	89,215,121	$18	$824,832	$(206,514)	$273,262	$(3,385)	$888,213
Net income		-	-	-	-	-	32,192	-	32,192
Other comprehensive loss		-	-	-	-	-	-	(1,167)	(1,167)
Share-based remuneration, net of tax	3	-	-	-	-	-	11,901	-	11,901
Issuance of shares upon exercise of RSUs and options	3	2,137,018	1,068,509	-	-	394	-	-	394
Dividends	8	-	-	-	-	-	(107,222)	-	(107,222)
Acquisition of treasury shares	8	(740,324)	(370,162)	-	-	(2,464)	-	-	(2,464)
As of June 30, 2023		179,826,936	89,913,468	$18	$824,832	$(208,584)	$210,134	$(4,553)	$821,847

(1)	Opera Limited has American depositary shares (ADSs) listed on the Nasdaq Global Select Market, each representing two ordinary shares in the company.

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Cash Flows

(In thousands, unaudited)

		Six months ended June 30,
	Notes	2022	2023
Cash flows from operating activities:
Profit (loss) before income taxes		$(10,922)	$33,431
Adjustments to reconcile profit (loss) before income taxes to net cash flows:
Share-based payment expense	3	3,487	7,174
Depreciation and amortization		7,011	6,735
Share of net loss of equity-accounted investees		6	-
Net finance expense (income)		23,498	(6,946)
Other adjustments		(747)	209
Changes in working capital:
Change in trade and other receivables		(5,316)	2,385
Change in prepayments		550	(414)
Change in inventories		(699)	(349)
Change in trade and other payables		374	305
Change in deferred revenue		776	3,850
Change in other liabilities		(3,160)	(1,584)
Income taxes (paid) received		230	(3,552)
Net cash flow from operating activities		15,088	41,244
Cash flows from investing activities:
Purchase of equipment		(2,593)	(537)
Development expenditure		(2,923)	(2,114)
Proceeds from sale of shares in associate		32,879	-
Net sale of listed equity instruments	6	7,044	23,414
Interest income received		33	1,433
Net cash flow from investing activities		34,441	22,194
Cash flows from financing activities:
Proceeds from exercise of share options	3	-	394
Acquisition of treasury shares	8	(9,868)	(2,464)
Dividends paid	8	-	(12,273)
Interests on loans and borrowings		(103)	(151)
Repayment of loans and borrowings		(184)	(158)
Payment of lease liabilities		(2,036)	(2,059)
Net cash flow used in financing activities		(12,192)	(16,711)
Net change in cash and cash equivalents		37,338	46,728
Cash and cash equivalents at beginning of period		102,876	52,414
Effect of exchange rate changes on cash and cash equivalents		(815)	(987)
Cash and cash equivalents at end of period		$139,400	$98,155

The accompanying notes are an integral part of this financial statement.

Opera Limited

Notes to the Condensed Interim Consolidated Financial Statements

(Unaudited)

Note 1.	Corporate Information and Basis of Preparation

Principal Activities and Organization

Opera is a leading global internet brand with an engaged user base. Building on over 20 years of innovation, starting with its browser products, Opera is increasingly leveraging its brand and user base to expand its offerings and its business. Opera offers a range of products and services that include PC and mobile browsers, gaming portals and game development tools, and Opera News content recommendation products. Opera generates revenue primarily when users of the browsers make searches using the integrated search and address bar, and from advertising on Opera’s properties and properties of Opera network partners.

Opera Limited (the Company or the Parent), with its office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands, is an exempted company under the laws of the Cayman Islands. The address of the principal executive office is Vitaminveien 4, 0485 Oslo, Norway. Opera Limited has American depositary shares (ADSs) listed on the Nasdaq Global Select Market, trading under the OPRA ticker symbol.

Basis of Preparation

The condensed interim consolidated financial statements of Opera Limited and its subsidiaries (collectively Opera) have been prepared in accordance with IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with Opera’s annual consolidated financial statements for the year ended December 31, 2022. The board of directors of the Company authorized the condensed interim consolidated financial statements for issue on September 25, 2023.

The accounting policies applied in the preparation of these condensed interim consolidated financial statements are consistent with those applied in the preparation of the annual consolidated financial statements for the year ended December 31, 2022. Certain amendments to IFRS apply for the first time in 2023, but these did not have any impact on the condensed interim consolidated financial statements. Except for the amendments to IFRS 10 and IAS 28 for sales or contributions of assets between an investor and its associate or joint venture, Opera has not early adopted standards, interpretations or amendments that have been issued but are not yet effective.

The condensed interim consolidated financial statements have been prepared on a historical cost basis, except for investments in ordinary and preferred shares in OPay and ordinary shares in Fjord Bank, which are measured at fair value.

The condensed interim consolidated financial statements are presented in U.S. dollars and all amounts are rounded to the nearest thousand except when otherwise indicated. Rounding differences may occur.

The preparation of financial statements requires the use of accounting estimates which, by definition, will seldom equal the actual results. Management also needs to exercise judgment in applying Opera’s accounting policies. The significant judgments made by management in applying Opera’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual consolidated financial statements.

Note 2.	Segment and Revenue Information

The table below specifies the contribution from the Browser and News segment (in thousands):

	Six months ended June 30,
	2022	2023
Revenue from contracts with customers:
Advertising	$81,521	$102,303
Search	65,760	76,644
Technology licensing and other revenue	646	1,891
Total revenue	147,927	180,838
Direct expenses:
Technology and platform fees	(2,284)	(1,953)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Marketing and distribution expenses	(59,238)	(51,387)
Credit loss expense	(114)	(2,441)
Total direct expenses	(79,242)	(93,288)
Contribution by segment	$68,685	$87,550

The table below specifies the contribution from the Other segment (in thousands):

	Six months ended June 30,
	2022	2023
Revenue from contracts with customers:
Advertising	$14	$45
Technology licensing and other revenue	1,476	303
Total revenue	1,490	347
Direct expenses:
Technology and platform fees	-	(2)
Marketing and distribution expenses	(187)	(5)
Credit loss expense	3	(5)
Total direct expenses	(184)	(13)
Contribution by segment	$1,306	$335

The table below reconciles the segment profit to profit before income taxes (in thousands):

	Six months ended June 30,
	2022	2023
Contribution by segments	$69,991	$87,885
Other operating income	242	180
Personnel expenses, including share-based remuneration	(35,499)	(41,423)
Depreciation and amortization	(7,011)	(6,735)
Other operating expenses	(13,933)	(13,422)
Share of net loss of equity-accounted investees	(6)	-
Finance income	2,437	6,723
Finance expenses	(26,496)	(453)
Foreign exchange gain (loss)	(648)	676
Profit (loss) before income taxes	$(10,922)	$33,431

Note 3.	Personnel Expenses, Including Share-based Remuneration

The table below specifies the amounts of personnel expenses including share-based remuneration (in thousands):

	Six months ended June 30,
	2022	2023
Personnel expenses, excluding share-based remuneration	$32,140	$32,260
Share-based remuneration, including related social security costs (1)	3,359	9,163
Total personnel expenses, including share-based remuneration	$35,499	$41,423

(1) Share-based remuneration expense related to awards granted by Kunlun to employees of Opera was nil and $2.7 million for the six months ended June 30, 2022 and 2023, respectively.

Share-based Remuneration

On February 27, 2023, Opera awarded 777,159 RSUs under its existing share incentive plan. The awards are scheduled to vest over 2023-2026. Also, because of the dividends declared by Opera during the first half of 2023, as described in Note 8, non-exercised RSUs were adjusted with the dividend yields, resulting in the number of outstanding RSUs increasing by 257,551.

Subsequent to February 27, 2023, a total of 997,288 ADSs were delivered to employees of Opera following the exercise of RSUs that had vested earlier in the year, and another 11,221 ADSs were exercised and delivered later in the period.

Kunlun, the ultimate parent of Opera, has enrolled certain employees of Opera in its share incentive plan under which these employees have received equity grants issued by Kunlun as compensation for services they provide to Opera. Opera does not have any obligation to settle the awards granted by Kunlun and such grants do not lead to dilution for Opera’s shareholders. Still, similar to grants awarded under Opera’s share incentive plan, grants from Kunlun to employees of Opera are accounted for as equity-settled share-based payments in these condensed interim consolidated financial statements.

All counts of RSUs, options and per-unit values related to Opera’s share incentive plan, as disclosed in these condensed interim consolidated financial statements, are converted to ADS equivalent units, while all counts of RSUs and per-unit values related to Kunlun’s share incentive plan are expressed in units of shares in Kunlun.

The following table specifies the movements in the number of RSUs and options outstanding in the period from January 1, 2023, until June 30, 2023:

	Opera: RSUs		Opera: Options		Kunlun awards (1)
	Number of RSUs	Weighted average grant date fair value	Number of options	Weighted average grant date fair value	Number of RSUs	Weighted average grant date fair value
Outstanding as of January 1, 2023	1,785,275	$9.90	100,000	$3.40	2,925,000	$1.22
Regular grants during the period	777,159	$7.24	-	-	6,200,000	$1.96
Dividend adjustment grants during the period	257,551	-	-	-	-	-
Forfeited during the period	(13,466)	$9.16	-	-	(150,000)	$1.16
Exercised during the period	(1,008,509)	$8.37	(60,000)	$1.92	(832,500)	$1.08
Outstanding as of June 30, 2023	1,798,010	$8.19	40,000	$5.62	8,142,500	$1.78

(1) From the exercise of instruments granted by Kunlun, the employees will acquire shares of Kunlun Tech Co., Ltd., a company listed on the Shenzhen Stock Exchange.

As of June 30, 2023, the weighted average remaining vesting period for the RSUs and options outstanding under Opera’s share incentive plan was 1.06 years, and for RSUs outstanding under Kunlun’s share incentive plan the weighted average remaining vesting period was 1.58 years (As of December 31, 2022: 0.87 years and 1.17 years for Opera’s and Kunlun’s grants, respectively).

The fair value of RSUs granted by Opera was measured using a Monte Carlo simulation while the fair values of RSUs granted by Kunlun were measured using a Black-Scholes model. The table below specifies the inputs used for estimating the fair values of the awarded equity units:

	Opera 2023 RSU grants (3)	Kunlun 2023 RSU grants
Equity unit price valuation	$7.31	$3.39
Model Used	Monte Carlo	Black-Scholes
Expected Volatility (%) (1), (2)	65.64%	24.62%
Risk free interest rate (%) (1)	4.81%	2.12%
Duration of initial simulation period (years to longstop date)	2.85	NA
Duration of second simulation period with postponed exercise (years)	3.00	NA
Exercise price	$-	$1.50
Fair value at the measurement date	$7.24	$1.78

(1) Specified value is 3 years (modeled on yearly basis).

(2) Based on a defined peer group of comparable companies.

(3) Excluding dividend adjustment grants.

Note 4.	Other Operating Expenses

The table below specifies the nature of other operating expenses (in thousands):

	Six months ended June 30,
	2022	2023
Hosting	$4,526	$5,032
Audit, legal and other advisory services	4,491	3,237
Software license fees	964	1,467
Rent and other office expenses	1,891	1,226
Travel	572	870
Other expenses	1,490	1,589
Total other operating expenses	$13,933	$13,422

Note 5.	Income Tax

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by management’s best estimate of the weighted-average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six months ended June 30, 2023, was 4%, compared to negative 40% for the six months ended June 30, 2022. The tax rate for the six months ended June 30, 2023 reflected the benefit from the recognition of deferred tax assets relating to share based remuneration expenses both in the current and previous periods where Opera has obtained new information on the likelihood of future tax payment deductions. The negative tax rate in the comparative period of 2022 was predominantly caused by the net loss on the investment portfolio discussed in Note 6, which was non-deductible for tax purposes.

Note 6.	Financial Assets and Financial Liabilities

The following table shows the carrying amounts of financial assets and financial liabilities (in thousands):

	As of December 31, 2022	As of June 30, 2023
Financial assets at amortized cost:
Receivables from sale of investments (1)	$56,347	$57,223
Trade receivables	57,923	55,270
Other receivables (2)	18,993	6,561
Total financial assets at amortized cost	133,263	119,055
Financial assets at fair value through profit or loss:
Receivables from sale of investments	76,278	-
Unlisted ordinary and preferred shares (3)	86,997	164,359
Listed equity securities	66,250	-
Total financial assets at fair value through profit or loss	229,525	164,359
Total financial assets	$362,788	$283,414
Financial liabilities at amortized cost:
Lease liabilities and other loans	$7,836	$8,060
Trade and other payables	46,937	47,242
Dividends payable (Note 8) (1)	-	35,965
Other financial liabilities	12,220	10,636
Total financial liabilities at amortized cost	66,992	101,904
Total financial liabilities	$66,992	$101,904

(1) In the Statement of Financial Position as of June 30, 2023, $25.1 million of the receivable due from Kunlun was offset against an equal amount of dividends payable.

(2) Other non-current receivables are presented as part of non-current investments and financial assets in the Statement of Financial Position while other current receivables are presented separately.

(3) As of June 30, 2023, Opera held investments in ordinary and preferred shares in OPay with a total carrying amount of $163.5 million, and ordinary shares in Fjord Bank with a carrying amount of $0.9 million. In the Statement of Financial Position as of June 30, 2023, the investment in OPay was classified and presented as held for sale while the investment in Fjord Bank was presented as part of non-current investments and financial assets.

Fair Values of Financial Instruments

There were no changes in Opera’s valuation processes, valuation techniques, and the types of inputs used in the fair value measurements during the period as compared to those applied in the annual consolidated financial statements for 2022. The fair values of cash and cash equivalents, trade and other receivables, trade and other payables, and other current liabilities approximate their carrying amounts largely due to the relatively short-term maturities of these instruments. For lease liabilities and other loans, the differences between the carrying amounts and fair values are not material. Details on the fair value measurements of the receivables from the sale of investments and the investment in OPay are outlined below.

Receivables from Sale of Investments

Receivable from sale of investment in Star X

In June 2023, Opera and Kunlun entered into an amendment to the share transfer agreement entered into in April 2022 under which Opera sold its shares in Star X to Kunlun in exchange for a fixed consideration of $83.5 million, plus interest, payable in three installments, the first of which was received by Opera in 2022. The amendment modified the payment terms. Specifically, dividends declared and payable to Kunlun’s holding of ordinary shares in Opera from the recurring cash dividend program adopted in June 2023, as described in Note 8, will be offset against the receivable until the receivable, including accrued interest, is settled. Of the dividend declared in June 2023, $25.1 million was payable to Kunlun’s holding of ordinary shares. Based on the contractual right and intention to offset, this amount of dividends payable was offset against the receivable in the Statement of Financial Position as of June 30, 2023.

While the receivable is measured at amortized cost in the Statement of Financial Position, its fair value is estimated for disclosure purposes. Based on a present value technique where contractual cash flows were discounted using a risk-adjusted discount rate incorporating the current yield on U.S. government bonds with maturities consistent with the maturity of the receivable, and a risk premium estimated based on the characteristics of the receivable and Kunlun, the estimated fair value of the receivable was $53.7 million as of June 30, 2023, which was $3.5 million lower than the carrying amount as of the same date. The risk-adjusted discount rate was estimated to be 6.2%, up from 5.7% as of year-end 2022 due to increases in the yields on U.S. government bonds. The fair value measurement incorporated significant unobservable inputs and is therefore categorized within level 3 of the fair value hierarchy.

Receivable from sale of investment in Nanobank

In February 2023, Nanobank sold the majority of its business in Asia to OPay in exchange for shares in OPay. In connection with this, Opera and the third-party buyer of Opera’s former ownership stake in Nanobank agreed to treat the transaction as a full sale of Nanobank, triggering an immediate settlement of Opera’s receivable in the form of the transfer 58,785,744 Series C preferred shares in OPay in lieu of quarterly cash installments through the second quarter of 2026. The settlement was based on the valuation applied in the transaction as well as an estimate for the value of Nanobank’s remaining business. Opera entered into a final share transfer agreement with the third-party buyer mirroring relevant provisions of the sales agreement between Nanobank and OPay, which includes certain financial targets for the Nanobank business acquired and a provision for the sellers to pro-rata return up to all Series C preferred shares received as consideration in the transaction, after 2024, if the cumulative financial performance over 2023 and 2024 falls short of such targets. The estimated fair value of the shares received was $77.4 million, which was inclusive of a 6% net reduction of value, equal to $4.9 million, to reflect various scenarios of impacts related to the provisions in the agreement. The fair value of the shares was $1.1 million higher than the carrying amount of the receivable as of December 31, 2022, resulting in the recognition of a gain on settlement of $1.1 million, which was recognized as part of finance income in the first half of 2023.

Investment in OPay

During the first half of 2023, Opera’s ownership interest in OPay increased from 6.44% to 9.47% as a result of the receipt of Series C preferred shares in the company under the share transfer agreement entered into in connection with the settlement of the receivable from Opera’s sale of shares in Nanobank, as described above.

The ordinary and preferred shares are measured at fair value through profit or loss using the probability-weighted expected return model ("PWERM"). Consistent with the fair value measurement as of year-end 2022, the PWERM as of June 30, 2023, incorporated a total of eight possible outcomes, including three variations each for initial public offering and private sale transactions, one scenario for dissolution and one for redemption. The future equity value of OPay was estimated under each outcome together with the timing and probability of the respective outcomes. Each class of shares was allocated its portion of the equity value based on the economic rights and benefits of the shares. The future outcomes were discounted using an estimated cost of equity of 19.5% ( December 31, 2022: 18.9%). As OPay is a private company and its shares are illiquid, a discount for lack of marketability (“DLOM”) of 10% was applied in the fair value measurement, consistent with the DLOM used in the fair value measurement as of year-end 2022. Based on these inputs, the fair value of the shares in OPay was estimated to be unchanged from the fair value measurement as of December 31, 2022. The Series C preferred shares received during the first half of 2023 were recognized at their estimated fair value of $77.4 million. Because the fair value measurement incorporated significant unobservable inputs, it was classified as a level 3 measurement in the fair value hierarchy.

The shares in OPay are classified as held for sale based on a plan authorized by the board of directors of Opera Limited to pursue divestment to allow Opera to realize the values of the strategic investment and streamline Opera’s focus around its own core businesses.

Investment Program

Early in 2023 Opera terminated its investment program under which up to $70 million of Opera’s capital was set aside for investments in listed equity securities. The table below provides an overview of the gains and losses on the investment portfolio (in thousands):

	Six months ended June 30,
	2022	2023
Realized net gain (loss)	$(6,389)	$37,564
Change in unrealized net gain (loss)	(18,576)	(34,321)
Net gain (loss) on investment portfolio	$(24,966)	$3,243

The net gain on the investment portfolio in the six months ended June 30, 2023, was recognized in the Statement of Operations as finance income, while the net loss in the same six months of 2022 was recognized as finance expense.

Note 7.	Related Parties

On January 12, 2023, Opera entered into a share transfer agreement with Kunlun Tech Limited, a subsidiary of Kunlun, and Keeneyes Future Holding Inc., each a shareholder in Opera, for the sale of marketable securities, which Opera held as part of its investment program. The share transfer agreement granted Opera the right and obligation to sell a variable number of marketable securities on January 31, 2023, to be determined by Opera but subject to an upper limit, for a fixed price per security sold determined as the daily average closing price over the 15 trading days preceding the agreement. As such, Kunlun Tech Limited and Keeneyes Future Holding Inc. were exposed to both upside and downside market price risk as of the date of the agreement. The transaction closed with a sufficient number of securities sold to offset the dividends payable to Kunlun Tech Limited and Keeneyes Future Holding Inc., equal to a total consideration of $59.0 million determined based on the agreed price per security, as described above and in Note 8. At the date of closing, the market value of the shares based on their then-quoted price per share was $74.0 million. Consequently, during the month of January 2023 Opera recognized $15.5 million of fair value gain and a partially offsetting loss on disposal of $15.0 million. The net gain of $0.5 million on the shares sold was recognized as part of the net gain (loss) on the investment portfolio, as specified in Note 6.

Note 8.	Dividends and Share Repurchases

Dividends

On January 12, 2023, the board of directors of the Company declared a special cash dividend of $0.80 per ADS, or $0.40 per ordinary share, representing an aggregate dividend of $71.3 million. The dividends payable to Kunlun Tech Limited and Keeneyes Future Holding Inc., each a shareholder in Opera, were offset against the receivables due from these companies by the same amount, in total $59.0 million.

On June 13, 2023, the board of directors of the Company adopted a recurring semi-annual cash dividend program for holders of Opera’s ordinary shares as well as ADSs. The first semi-annual dividend under the program was $0.40 per ADS, representing an aggregate dividend of $36.0 million. The dividend payable on the ordinary shares held by Kunlun, totaling $25.1 million, was offset against Opera’s receivable due from Kunlun following the sale of Opera’s former ownership interest in Star X. Future dividend payments on Kunlun’s ordinary shares in Opera will also be offset until the Star X receivable is fully settled. While Opera intends to pay regular semi-annual dividends, each payment will require the approval of Opera’s board of directors, which will consider the form, frequency and amounts of future dividends based upon Opera’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other relevant factors.

Share Repurchases

In the six months ended June 30, 2023, Opera repurchased 370,162 ADSs for $2.5 million under the share repurchase program adopted on January 20, 2022. As of June 30, 2023, $30.2 million of the monetary buyback authorization remained unused.

Note 9.	Events After the Reporting Period

On July 12, 2023, the depository bank distributed the cash dividend declared on June 13, 2023, of $0.40 per ADS, or $10.8 million in total.

In the period from June 30, 2023 until and including September 22, 2023, Opera repurchased 1,023,160 ADSs for a total cost of $14.2 million under the share repurchase program outlined in Note 8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Second M&A, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Furthermore, we have entered into indemnification agreements with our directors and officers, a form of which has been filed as Exhibit 10.2 to our registration statement on Form F-1, pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

ITEM 9.	EXHIBITS

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

ITEM 10.	UNDERTAKINGS

(A)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1***

Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 from our registration statement on Amendment No. 1 to Form F-1 (File No. 333-226017) filed publicly with the SEC on July 13, 2018)

4.1***

Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from our registration statement on Form F-1 (File No. 333-226017) filed publicly with the SEC on June 29, 2018)

4.2***

Form of Deposit Agreement among the registrant, the depositary and owners and holders of the ADSs (incorporated by reference to Exhibit 4.3 from our registration statement on Amendment No. 2 to Form F-1 (File No. 333-226017) filed publicly with the SEC on July 23, 2018)

4.3***	Form American Depositary Receipt (included in Exhibit 4.2)

4.4*	Specimen Preferred Share Certificate and Form of Certificate of Designations of Preferred Shares

4.5***	Form of Indenture

4.6*	Form of Debt Security

4.7*	Form of Warrant

4.8*	Form of Warrant Agreement

5.1***	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities

5.2***	Opinion of Milbank LLP regarding the validity of the securities

8.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain tax matters

8.3*	Opinion of Wikborg Rein Advokatfirma AS regarding certain tax matters

23.1**	Consent of KPMG AS, Independent Registered Public Accounting Firm

23.2***	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3***	Consent of Milbank LLP (included in Exhibit 5.2)

23.4***	Consent of Wikborg Rein Advokatfirma AS

24.1***	Powers of Attorney (included as part of signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

107***	Calculation of Filling Fee Tables

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	Filed herewith.

***	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norway on September September 25, 2023.

Opera Limited

By:	/s/ James Yahui Zhou
Name:	James Yahui Zhou
Title:	Chairman of the Board and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 25, 2023.

Signature	Title
*	Chairman of the Board and Chief Executive Officer
Name: James Yahui Zhou	(principal executive officer)

/s/ Frode Jacobsen	Chief Financial Officer
Name: Frode Jacobsen	(principal financial and accounting officer)

*	Director and Co-Chief Executive Officer
Name: Lin Song

*	Director
Name: Xiaoling Qian

*	Director
Name: Tian Jin

*	Independent Director
Name: James Liu

*	Independent Director
Name: Lori Wheeler Næss

*	Independent Director
Name: Trond Riiber Knudsens

*By:	/s/ Frode Jacobsen
Frode Jacobsen
Attorney-in-fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Opera Limited, has signed this registration statement or amendment thereto in New York on September 25, 2023.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of COGENCY GLOBAL INC.